RESOLUTION OF THE BOARD OF DIRECTORS

                                       OF

                           ALFA UTILITY SERVICES INC.


                  WHEREAS pursuant to an Agreement of Purchase and Sale made as of the 1st day of June, 2001 (the "Agreement") between 815748 ONTARIO LIMITED (as "Vendor") and the Corporation (as "Purchaser") a copy of which is attached hereto, the Corporation purchased certain Shares (as therein defined).

                  NOW THEREFORE BE IT RESOLVED THAT:

APPROVAL OF AGREEMENT:

1. The President be and he is hereby authorized to execute the aforementioned Agreement in the form attached hereto, together with all such further documents and assurances that may be required to give effect thereto, and his signature thereon shall be deemed to be conclusive evidence of the Corporation's approval thereof.

2. The President be and is hereby authorized on behalf of the Corporation to file an election in respect of the above noted purchase in the form and within the time prescribed pursuant to Section 85 of the Income Tax Act (Canada), reflecting the elected transfer price as therein set out.

ISSUANCE OF CLASS "A" PREFERENCE SHARES

3. The directors hereby determine by this express resolution that the Shares mentioned in the said Agreement between the Vendor and this Corporation are in all circumstance of the transaction the fair equivalent of the shares in the corporation to be allotted and issued to the Vendor in accordance with paragraph 4 hereof.

4. Five Hundred (500) Class "A" Preference Shares in the capital of the Corporation are hereby allotted to the Vendor.

5. The Preference Shares are issued as fully paid shares and the Secretary of the Corporation be and he is hereby authorized to issue and deliver certificates for such shares to the Vendor in accordance with his direction upon being advised by the President of the Corporation that the Corporation has received transfers for the said Shares in a form satisfactory to counsel for the Corporation.

7. In accordance with Section 24(3) of the Business Corporation Act, R.S.O., 1990 the directors hereby determine and agree that the Corporation add to its stated capital account for its Preference Shares the stated capital of Fifty
(50) common shares of ONTARIO POWER CONTRACTING LTD. transferred in exchange for the Class "A" Preference Shares issued by the Corporation.

                  EACH AND EVERY of the foregoing resolutions is hereby consented to by the Board of Directors of the Corporation, pursuant to the provisions of the Business Corporations Act, R.S.O., 1990 as evidenced by their signatures hereto this 1st day of June, 2001.


                                                               /S/ JOSEPH ALFANO
                                                               -----------------
                                                               JOSEPH ALFANO




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